EXHIBIT 99.1
LGI Homes, Inc. Reports Second Quarter and YTD 2018 Results and Increases Guidance
THE WOODLANDS, Texas, August 7, 2018 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the second quarter 2018 and the six months ended June 30, 2018.
Second Quarter 2018 Results and Comparisons to Second Quarter 2017

•	Net Income increased 47.9% to $47.6 million, or $2.11 Basic EPS and $1.90 Diluted EPS

•	Net Income Before Income Taxes increased 28.8% to $62.7 million

•	Home Sales Revenues increased 29.5% to $419.8 million

•	Home Closings increased 20.1% to 1,815 homes

•	Average Home Sales Price increased 7.8% to $231,321

•	Gross Margin as a Percentage of Homes Sales Revenues was 26.1% as compared to 26.6%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.7% as compared to 28.0%

•	Active Selling Communities at June 30, 2018 increased to 79 from 71

•	46,855 Total Owned and Controlled Lots at June 30, 2018
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Six Months Ended June 30, 2018 Results and Comparisons to Six Months Ended June 30, 2017

•	Net Income increased 70.3% to $74.9 million, or $3.34 Basic EPS and $3.01 Diluted EPS

•	Net Income Before Income Taxes increased 43.4% to $93.9 million

•	Home Sales Revenues increased 43.5% to $698.9 million

•	Home Closings increased 34.6% to 3,059 homes

•	Average Home Sales Price increased 6.6% to $228,464

•	Gross Margin as a Percentage of Homes Sales Revenues was 25.6% as compared to 26.7%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.2% as compared to 28.0%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“We are proud to announce another quarter of outstanding performance at LGI Homes,” stated Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “We delivered impressive results highlighted by strong closings and record setting home sales revenues of approximately $420 million. We also produced record setting average sales price, community count, net income and earnings per share along with producing sequential improvement in gross margin and adjusted gross margin of 130 basis points.”
“LGI Homes achieved a record 3,059 closings through the first half of 2018, an increase of more than 34% over the first half of 2017. For the second quarter, we averaged an absorption rate of 7.8 closings per community per month.”
Lipar concluded, “Based on these strong results in the second quarter, our proven operational performance and the acquisition of Wynn Homes, we are raising our guidance. We now anticipate closings, for the full year 2018, to be between 6,400 and 7,000 homes closed. In addition, we expect full year 2018 gross margin to be in the range of 24.5% and 26.5%, including the impact of expected purchase accounting, full year 2018 adjusted gross margin in the range of 26.0% and 28.0% and full year 2018 average sales price in the range of $225,000 and $235,000. Therefore, we are raising our full year 2018 basic EPS guidance from $6.00 to $7.00 per share to $6.50 to $7.25 per share.”
2018 Second Quarter Results
Home closings during the second quarter of 2018 increased 20.1% to 1,815 from 1,511 during the second quarter of 2017. Active selling communities increased to 79 at the end of the second quarter of 2018, up from 71 communities at the end of the second quarter of 2017.
Home sales revenues for the second quarter of 2018 were $419.8 million, an increase of $95.7 million, or 29.5%, over the second quarter of 2017. The increase in home sales revenues is due to both the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $231,321 for the second quarter of 2018, an increase of 7.8% over the second quarter of 2017. This increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the second quarter of 2018 was 26.1% as compared to 26.6% for the second quarter of 2017. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the second quarter of 2018 was 27.7% as compared to 28.0% for the second quarter of 2017. These decreases are primarily due to a combination of higher construction and lot costs, and to a lesser extent due to 103 wholesale home closings during the second quarter of 2018 compared to 65 wholesale home closings during the second quarter of 2017, partially offset by higher average home sales prices. However, the Company showed improvement in both gross margin and adjusted gross margin (non-GAAP) as a percentage of home sales revenues with an increase of 130 basis points over the first quarter of 2018. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $47.6 million, or $2.11 per basic share and $1.90 per diluted share, for the second quarter of 2018 increased $15.4 million, or 47.9%, from $32.2 million for the second quarter of 2017. This increase is primarily attributable to the 20.1% increase in homes closed, the 7.8% increase in average home sales price, a decrease in the effective tax rate and a decrease in operating leverage realized related to selling expenses.
Results for the Six Months Ended June 30, 2018
Home closings for the six months ended June 30, 2018 increased 34.6% to 3,059 from 2,272 during the six months ended June 30, 2017.
Home sales revenues for the six months ended June 30, 2018 increased 43.5% to $698.9 million compared to the six months ended June 30, 2017. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $228,464 for the six months ended June 30, 2018, an increase of $14,076, or 6.6%, over the six months ended June 30, 2017. This increase is primarily due to changes in product mix, higher price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the six months ended June 30, 2018 was 25.6% as compared to 26.7% for the six months ended June 30, 2017. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the six months ended June 30, 2018 was 27.2% as compared to 28.0% for the six months ended June 30, 2017. These decreases are primarily due to a combination of higher construction costs and lot costs offset by higher average home sales price, and to a lesser extent due to 134 wholesale home closings during the six months ended June 30, 2018 compared to 72 wholesale home closings during the six months ended June 30, 2017. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $74.9 million, or $3.34 per basic share and $3.01 per diluted share, for the six months ended June 30, 2018 increased $30.9 million, or 70.3%, from $44.0 million for the six months ended June 30, 2017. This increase is primarily attributable to the 34.6% increase in homes closed, the 6.6% increase in average home sales price, a 38.4% decrease in the effective tax rate, and improved leverage realized compared to the same period over the prior year. For the six months ended June 30, 2018, the Company’s effective tax rate of 20.2% was lower than the statutory rate primarily as a result of the deductions in excess of compensation cost (“windfalls”) for share-based payments.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following updated guidance for 2018. The Company believes it will have between 85 and 90 active selling communities at the end of 2018, close between 6,400 and 7,000 homes in 2018, and generate basic EPS between $6.50 and $7.25 per share during 2018. In addition, the Company believes 2018 gross margin as a percentage of home sales revenues will be in the range of 24.5% and 26.5% and 2018 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 26.0% and 28.0% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2018 will be between $225,000 and $235,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, and average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2018 are similar to those in the first half of 2018. This guidance also assumes that none of the Company’s 4.25% Convertible Notes due November 15, 2019 are converted during the remainder of 2018.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, August 7, 2018 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “4879028”. This replay will be available until August 14, 2018.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California and Oregon. The Company has a notable legacy of more than 15 years of homebuilding operations, over which time it has closed over 25,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2018 home closings, year-end selling communities, basic earnings per share, gross margins as a percentage of home sales revenues, adjusted gross margins as a percentage of home sales revenue, average home sales price, and effective tax rate, as well as the acquisition of Wynn Homes and the integration of such assets into the Company’s operations, market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$48,886	$67,571
Accounts receivable	31,746	44,706
Real estate inventory	1,062,696	918,933
Pre-acquisition costs and deposits	29,562	18,866
Property and equipment, net	1,675	1,674
Other assets	11,168	14,196
Deferred tax assets, net	2,168	1,928
Goodwill	12,018	12,018
Total assets	$1,199,919	$1,079,892

LIABILITIES AND EQUITY
Accounts payable	$19,893	$12,020
Accrued expenses and other liabilities	56,805	102,831
Notes payable	554,539	475,195
Total liabilities	631,237	590,046

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 23,632,991 shares issued and 22,632,991 shares outstanding as of June 30, 2018 and 22,845,580 shares issued and 21,845,580 shares outstanding as of December 31, 2017	236	228
Additional paid-in capital	233,598	229,680
Retained earnings	351,398	276,488
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	568,682	489,846
Total liabilities and equity	$1,199,919	$1,079,892

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Home sales revenues	$419,847	$324,178	$698,871	$487,089

Cost of sales	310,082	237,830	519,847	357,242
Selling expenses	29,301	24,193	52,250	40,300
General and administrative	18,302	13,680	33,742	24,945
Operating income	62,162	48,475	93,032	64,602
Other income, net	(509)	(167)	(866)	(882)
Net income before income taxes	62,671	48,642	93,898	65,484
Income tax provision	15,063	16,443	18,988	21,505
Net income	$47,608	$32,199	$74,910	$43,979
Earnings per share:
Basic	$2.11	$1.49	$3.34	$2.05
Diluted	$1.90	$1.39	$3.01	$1.91

Weighted average shares outstanding:
Basic	22,616,085	21,602,261	22,403,266	21,481,842
Diluted	25,000,647	23,242,589	24,884,628	23,032,648

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to Adjusted Gross Margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Home sales revenues	$419,847	$324,178	$698,871	$487,089
Cost of sales	310,082	237,830	519,847	357,242
Gross margin	109,765	86,348	179,024	129,847
Capitalized interest charged to cost of sales	6,588	4,338	10,900	6,413
Purchase accounting adjustments (1)	—	137	(3)	172
Adjusted gross margin	$116,353	$90,823	$189,921	$136,432
Gross margin % (2)	26.1%	26.6%	25.6%	26.7%
Adjusted gross margin % (2)	27.7%	28.0%	27.2%	28.0%

(1)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(2)	Calculated as a percentage of home sales revenues.
Home Sales Revenues and Closings by Division
(Revenues in thousands, unaudited)

	Three Months Ended June 30,
	2018			2017
	Revenues	Closings	ASP	Revenues	Closings	ASP
Central	$181,268	850	$213,256	$139,762	679	$205,835
Southwest	73,030	262	278,740	63,258	248	255,073
Southeast	60,369	298	202,581	51,487	275	187,225
Florida	55,018	257	214,078	48,974	245	199,894
Northwest	49,463	145	341,124	20,697	64	323,391
Midwest	699	3	233,000	—	—	—
Total home sales revenues	$419,847	1,815	$231,321	$324,178	1,511	$214,545

	Six Months Ended June 30,
	2018			2017
	Revenues	Closings	ASP	Revenues	Closings	ASP
Central	$288,766	1,371	$210,624	$204,680	994	$205,915
Southwest	127,313	459	277,370	96,384	380	253,642
Southeast	105,477	527	200,146	79,334	426	186,230
Florida	97,461	466	209,144	73,174	368	198,842
Northwest	79,155	233	339,721	33,517	104	322,279
Midwest	699	3	233,000	—	—	—
Total home sales revenues	$698,871	3,059	$228,464	$487,089	2,272	$214,388

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com